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EXHIBIT 99.1

[THE ALPINE GROUP, INC. LETTERHEAD]

April 1, 2002

Securities and Exchange Commission
Washington, DC 20549

Re: Letter responsive to Temporary Note 3T to Article 3 of Regulation S-X

Dear Sir or Madam:

        In compliance with Temporary Note 3T to Article 3 of Regulation S-X, I am writing to inform you that Arthur Andersen LLP ("Andersen") has represented to The Alpine Group, Inc. (the "Company") that Andersen's audit of the consolidated balance sheets of the Company and its subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, shareholders' equity and cash flows for the years ended December 31, 2001 and 2000, the eight months ended December 31, 1999, and the year ended April 30, 1999, was subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards and that there was appropriate continuity of Andersen personnel working on the audit, availability of national office consultation and availability of personnel at foreign affiliates of Andersen to conduct the relevant portions of the audit.

Sincerely,

/s/ David S. Aldridge Chief Financial Officer

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  EXHIBIT 99.1